EXHIBIT 3.1

NINTH AMENDED AND RESTATED BYLAWS

OF ARCBEST CORPORATION

(A Delaware corporation)

AS OF FEBRUARY 20, 2025

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Table of Contents

(continued)

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NINTH AMENDED AND RESTATED
BYLAWS
OF
ARCBEST CORPORATION
AS OF FEBRUARY 20, 2025

Article I - OFFICES
Section 1.1.Registered Office and Agent.  The registered office and registered agent of the corporation shall be as designated from time to time by the appropriate filing by the corporation in the office of the Secretary of State of the State of Delaware.

SECTION 1.2. Other Offices.  The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

Article II - MEETINGS OF STOCKHOLDERS
Section 2.1.Places of Meetings.  Unless the Board of Directors shall fix another place for the holding of the meeting, meetings of stockholders shall be held at the corporation’s headquarters, 8401 McClure Drive, Fort Smith, Arkansas, or at such other place within or without the State of Delaware, including by means of remote communications, as specified by the person or persons calling the meeting.
Section 2.2.Annual Meetings.  Annual meetings of the stockholders for the election of directors and for such other business as may be stated in the notice of meeting, shall be held on the date and time as fixed by the Board of Directors. At each annual meeting, the stockholders entitled to vote shall elect directors and may transact such other corporate business as may be properly brought before the meeting.  No business may be conducted at the annual meeting of stockholders except in accordance with the procedures set forth in Section 2.13.
Section 2.3.Special Meetings.  Special meetings of the stockholders, for any purpose, unless otherwise prescribed by statute or by the Certificate of Incorporation, may only be called by (i) the Chairman of the Board, (ii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or (iii) the President.  Only business within the proper purpose or purposes described in the notice required by these bylaws may be conducted at a special meeting of the stockholders.
Section 2.4.Notice of Meetings.  Written notice, stating the place, date, and time of each meeting of the stockholders, the general nature of the business to be considered, and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be delivered to each stockholder personally, by mail or by electronic means where possible, not less than ten (10) nor more than sixty (60) days before the date of the meeting.  If such notice is to be sent by mail, it shall be directed to each stockholder at his or her address as it appears on the records of the corporation, unless he or she shall have filed with the Secretary a written request that notices to him or her be mailed to some other address, in which case it shall be directed to him or her at such other address.  Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.
Section 2.5.Quorum.  At any meeting of stockholders, the holders of a majority of all the issued and outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by laws of the State of Delaware, the Certificate of Incorporation or these Bylaws.  The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 2.6.Adjournments, Recess and Postponement.  If a quorum shall not be present, in person or by proxy, at any meeting of stockholders or any adjournment thereof, the chairman of the meeting or a majority in interest of the stockholders entitled to vote thereat who are present, in person or by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting (unless the Board of Directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum shall be present, in person or by proxy.  The chairman of the meeting may adjourn or recess any meeting of stockholders, annual or special, at any time and for any reason, whether or not a quorum is present, to reconvene at the same or some other place and notice need not be given of any such adjourned or recessed meeting if the time and place thereof are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, any business may be transacted which may have been transacted at the original meeting; provided that, if the adjournment or recess is for more than thirty (30) days or if after the adjournment or recess a new record date is fixed for the adjourned or recessed meeting, a notice of the adjourned or recessed meeting shall be given to each stockholder of record entitled to vote at the adjourned or recessed meeting.

The Board of Directors may, at any time prior to the holding of a meeting of stockholders (annual or special), and for any reason, cancel, postpone or reschedule such meeting upon public notice given prior to the time previously scheduled for such meeting of stockholders. The meeting may be postponed or rescheduled to such time and place as is specified in the notice of postponement or rescheduling of such meeting.

Section 2.7.Order of Business.  The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.
Section 2.8.Voting.
(a)Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote in accordance with the terms and provisions of the Certificate of Incorporation and these Bylaws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder. Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot.
(b)When a quorum is present at any meeting, all questions or matters submitted to the stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote, except as otherwise provided by the Certificate of Incorporation, these Bylaws, including subsection (c) of this Section, or the laws of the State of Delaware.
(c)Except as provided below in Section 3.5, each director in an Uncontested Election shall be elected by a vote of the majority of the votes cast with respect to that director’s election at the meeting at which a quorum is present. In an election that is not an Uncontested Election, the directors shall be elected by a plurality of the votes cast at the meeting at which a quorum is present, whether or not such election becomes an Uncontested Election after such date. “Uncontested Election” means an election in which the Secretary determines that the number of nominees does not exceed the number of directors to be elected as of the date seven (7) days prior to the scheduled mailing date of the proxy statement for such meeting. For purposes of this Section 2.8(c), a majority of votes cast shall mean that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” that nominee’s election. “Abstentions” and “broker non-votes,” if applicable, shall not be included in the total number of votes cast or be counted as votes cast “for” or “against” any nominee’s election.
Section 2.9.Proxies.
(a)Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date of execution, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.
(b)Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy pursuant to subsection (a) of this Section, the following shall constitute a valid means by which a stockholder may grant such authority:
(i)A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee, or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.
(ii)A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams, or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

(c)Any copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission created pursuant to subsection (b) of this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 2.10.List of Stockholders. At least ten (10) days before each meeting of stockholders, the Secretary or other officer of the corporation who has charge of the corporation’s stock ledger, either directly or through another officer appointed by him or her or through a transfer agent appointed by the Board of Directors, shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the corporation to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided, that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.
Section 2.11.Chairman of the Meeting.  The Chairman of the Board, if such office has been filled, and, if not, or if the Chairman of the Board is absent or otherwise unable to act, the Lead Independent Director, if one has been elected, and, if not or if the Lead Independent Director is absent or otherwise unable to act, the President and, if not or if the President is absent or otherwise unable to act, a senior vice president or vice president shall preside at all meetings of stockholders (such person referred to herein as the “chairman of the meeting”). In the absence of the foregoing persons, a person designated by the Board of Directors or, in the absence of such designation, a person chosen at the meeting, shall serve as the chairman of the meeting. The Secretary shall keep the records of each meeting of stockholders. In his or her absence, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.12.Inspectors.
(a)The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting or any adjournment or postponement thereof and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.
(b)The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting, the existence of a quorum and the validity and effect of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots, and (vi) do such acts as are proper to conduct the election or vote. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. No director or candidate for the office of director shall act as an inspector of an election of directors.  Inspectors need not be stockholders.
(c)The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Delaware Court of Chancery, upon application by a stockholder, shall determine otherwise.
(d)In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 2.9(b)(ii), ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the record owner to cast, or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 2.12(b)(v) of this Section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspector’s belief that such information is accurate and reliable.
Section 2.13.Business to be Brought Before Annual or Special Meetings.  All matters, including, without limitation, nominations of directors, to be considered and brought before any annual or special meeting of stockholders, whether or not such matter is to be, or has been, included in the corporation’s proxy statement prepared pursuant to the federal securities laws, including the proxy rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be properly brought before any such meeting only if in compliance with the procedures set forth in this Section 2.13 (other than nominations pursuant to Section 2.16 and proposals included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).
(a)Annual Meetings of Stockholders.
(i)At an annual meeting of the stockholders, only such business shall be conducted, or nominations of persons for election to the Board of Directors made, as shall have been properly brought before the meeting (x) pursuant to the corporation’s notice of meeting, (y) by or at the direction of a majority of the members of the Board of Directors, or (z) by any stockholder who (i) is a stockholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (ii) is entitled to vote at such meeting, and (iii) complies with the notice procedures set forth in this Section 2.13 as to such business or nomination; the foregoing clause (z) shall be the exclusive means for a stockholder to make nominations or submit other business (other than nominations pursuant to Section 2.16 and proposals included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) before an annual meeting of stockholders.
(ii)For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (z) of Section 2.13(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary at the corporation’s principal executive offices and such other business must otherwise be a proper matter for stockholder action.  To be timely, a stockholder’s notice must be delivered to or mailed by registered mail and received at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.  In no event shall any adjournment or postponement of an annual meeting of the stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.13(a)(i) or pursuant to Section 2.13(b)) to the Secretary must:

(A)	set forth, as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made and any Stockholder Associated Person (each a “Proposing Person” and together, the “Proposing Persons”):
(i)	the name and address of each Proposing Person, as they appear on the corporation’s books, and the business address and telephone number of each Proposing Person,
(ii)	the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record (within the meaning of Rule 13d-3 under the Exchange Act) by each Proposing Person and a description of the source and the amount of funds or other consideration used to acquire such capital stock,
(iii)	(A) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each Proposing Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation of each Proposing Person, (B) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Person has, whether alone or with any other person, a right to vote, or the ability to control or otherwise influence, explicitly or implicitly, any other stockholder’s or Stockholder Associated Person’s voting of, any security of the corporation, (C) any short interest in any security of the corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) of such Proposing Person, (D) any rights to dividends on the shares of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (E) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (F) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing the same household (which information shall be supplemented by such Proposing not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date),
(iv)	a reasonably detailed description of any agreement, arrangement or understanding between or among such Proposing Person and any other Proposing Person, any of their respective Affiliates (as defined in Section 2.13(c)) or Associates (as defined in Section 2.13(c)), and any other person or persons (including their names) in connection with the proposal of such nomination,
(v)	a reasonably detailed description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such Proposing Person or any director nominee with respect to the corporation’s securities,

(vi)	any other information relating to each Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A),
(vii)	a representation that the Proposing Person is a holder of record of stock of the corporation entitled to vote at such meeting, will continue to be a holder of record of stock of the corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the annual or special meeting, as may be the case, to propose such business or nomination,
(viii)	a representation as to whether any such Proposing Person intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the corporation’s outstanding capital stock required to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination,
(ix)	a representation as to whether or not each Proposing Person intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and if so, set forth the names of the participants of the solicitation,
(x)	a reasonably detailed description of the source of funds to be used by any such Proposing Person to fund the solicitation of votes in connection with the proposed nomination or business, and
(xi)	such other information relating to the proposed business or nomination as the corporation may reasonably request to determine whether such proposed business or nomination is a proper matter for stockholder action; and
(B)	if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth:
(i)	a reasonably detailed description of the business desired to be brought before the meeting,
(ii)	the text of the proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the Certificate of Incorporation or any policy of the corporation, the language of the proposed amendment),
(iii)	a reasonably detailed description of the reasons for conducting such business at the meeting,

(iv)	a reasonably detailed description of any interest, direct or indirect, monetary or non-monetary, of each Proposing Person in the proposed business, including any anticipated benefit therefrom to be received by each Proposing Person, and
(v)	any other information relating to the proposed business that is required to be disclosed under applicable law;
(C)	set forth, as to each person, if any, whom the Proposing Person proposes to nominate for election or reelection to the Board of Directors:
(i)	the name, age, business address and residence address of such person,
(ii)	the principal occupation or employment of such person (present and for the past five (5) years),
(iii)	the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such person,
(iv)	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including but not limited to Regulation 14A, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected,
(v)	a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among each Proposing Person, on the one hand, and each proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws as if each Proposing Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and
(vi)	any other information relating to the proposed nomination that is required to be disclosed under applicable law;
(D)	with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 2.13(d).

“Stockholder Associated Person” of any stockholder means (1) any beneficial owner of shares of stock of the corporation on whose behalf any proposal or nomination is made by such stockholder;

(2) any Affiliates or Associates of such stockholder or any beneficial owner described in clause (1); and (3) each other person with whom any of the persons described in the foregoing clauses (1) and (2) either is acting in concert with respect to the corporation or has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy solicitation made generally by such person to all stockholders entitled to vote at any meeting) or disposing of any capital stock of the corporation or to cooperate in obtaining, changing or influencing the control of the corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses).

The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation (a) to determine the character, fitness and eligibility of such proposed nominee to serve as a director of the corporation, including with respect to qualifications established by any committee of the Board, (b) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation, and (c) that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee. The nominee will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and have not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(iii)Notwithstanding anything in the second sentence of Section 2.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by Section 2.13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the corporation’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(iv)A Proposing Person providing notice of business or any nomination proposed to be brought before a meeting shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. All information provided in the Proposing Person’s notice must be true, complete, and correct as of the date of its initial submission to the corporation, and any supplements to such initial stockholder’s notice shall be true, complete, and correct as of the dates provided in the preceding sentence, and any such update or supplement shall be made only to the extent that information has changed since the Proposing Person’s prior submission of his or her notice. Any such update or supplement shall be delivered to, or mailed and received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven (7) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
(b)Special Meetings of Stockholders.  Only such business (including nominations and elections of directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting  by or at the direction of the Board of Directors, including on behalf of the Board of Directors by a Nominating Committee appointed by the Board of Directors, or  provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder who (a) is a stockholder of record at the time of giving of notice provided for in this bylaw and at the time of the special meeting, (b) is entitled to vote at the meeting, and (c) complies with the notice procedures set forth in Section 2.13 as to such nomination. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by Section 2.13(a)(ii) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.13(d)) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 100th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, recess or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c)General.
(i)Only such persons who are nominated in accordance with (i) the procedures set forth in these Bylaws and (ii) applicable law shall be eligible to be nominees and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.13 (other than nominations pursuant to Section 2.16 and proposals included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 2.13 and, if any proposed nomination or business is not in compliance with Section 2.13, to declare that such defective proposal or nomination shall be disregarded.

(ii)For purposes of Section 2.13 and Section 2.16, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(iii)Notwithstanding the foregoing provisions of Section 2.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 2.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to clause (z) of Section 2.13(a)(i) or Section 2.13(b). Nothing in Section 2.13 shall eliminate or limit any obligations of any stockholder pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the corporation’s proxy statement.
(iv)Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
(v)For purposes of Section 2.13 and Section 2.16, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act.
(d)Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.13) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person, including  all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including but not limited to Regulation 14A (and including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and  the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request at least ten (10) days prior to the submission of the Proposing Person’s notice) and a written representation and agreement (in the form provided by the Secretary upon written request at least ten (10) days prior to the submission of the Proposing Person’s notice) that such person  is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law,  is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein,  if elected as a director of the corporation, intends to serve as a director for a full term, and  in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation, understands that any material breach of these by a director may constitute cause for removal from the Board of Directors, without limiting any other causes for removal under the corporation’s Certificate of Incorporation, these Bylaws or otherwise under law, agrees to abide by and adhere to his or her fiduciary duties under applicable law, and acknowledges that a material breach by a director of any of the foregoing may constitute cause for removal of such director by the Board of Directors.
(e)Rule 14a-19. Notwithstanding the foregoing provisions of this Section, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including, without limitation, the provision to the corporation of notices required thereunder in a timely manner and (ii) if any Proposing Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including, without limitation, the provision to the corporation of notices required thereunder in a timely manner, then (A) such Proposing Person must promptly notify the corporation of such non-compliance and (B) the corporation shall disregard any proxies or votes solicited for the Proposing Person’s candidates. Upon request by the corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
Section 2.14.Rules of Conduct for Stockholder Meetings.  All stockholder meetings, annual or special, shall be governed in accordance with the following rules:
(a)Only stockholders of record will be permitted to present motions from the floor at any meeting of stockholders.
(b)The chairman of the meeting shall preside over and conduct the meeting and all questions of procedure or conduct of the meeting shall be decided solely by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may prescribe such rules, regulations and procedures and do all such acts as, in the judgment of such chairman of the meeting, are appropriate for the proper conduct of the meeting. Among other things, the chairman of the meeting shall have the power (i) to prescribe an agenda for the meeting, (ii) to adjourn or recess the meeting, (iii) to silence or expel persons to ensure the orderly conduct of the meeting, (iv) to declare motions or persons out of order, (v) to impose reasonable time limits on questions and remarks by any stockholder, (vi) to limit the number of questions a stockholder may ask, (vii) to limit the nature of questions and comments to one subject matter at a time as dictated by any agenda for the meeting, (viii) to limit the number of speakers or persons addressing the chairman of the meeting or the meeting, (ix) to determine when the polls shall be closed, (x) to limit the attendance at the meeting to stockholders of record, beneficial owners of stock who present letters from the record holders confirming their status as beneficial owners, and the proxies of such record and beneficial holders, (xi) to restrict the use of audio or video recording devices at the meeting, and (xii) to prescribe any other rules and procedures for maintaining order at the meeting and the safety of those present.
(c)Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(d)The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law (the “Delaware General Corporation Law”)  and any other applicable law for the participation by stockholders and proxy holders in a meeting of stockholders by remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communications. Stockholders and proxy holders complying with such procedures and guidelines and otherwise entitled to vote at such meeting of stockholders shall be deemed present in person and entitled to vote at such meeting of stockholders, whether such meeting is held at a designated place or solely by means of remote communication.
Section 2.15.Requests for Stockholder List and Corporation Records.  Stockholders shall have those rights afforded under the Delaware General Corporation Law to inspect a list of stockholders and other related records and make copies or extracts therefrom. Such request shall be in writing in compliance with Section 220 of the Delaware General Corporation Law.  In addition, any stockholder making such a request must agree that any information so inspected, copied or extracted by the stockholder shall be kept confidential, that any copies or extracts of such information shall be returned to the corporation and that such information shall only be used for the purpose stated in the request. Information so requested shall be made available for inspecting, copying or extracting at the principal executive offices of the corporation. Each stockholder desiring a photostatic or other duplicate copies of any of such information requested shall make arrangements to provide such duplicating or other equipment necessary in the city where the corporation’s principal executive offices are located. Alternative arrangements with respect to this Section 2.15 may be permitted in the discretion of the President or by vote of the Board of Directors.
Section 2.16.Proxy Access for Director Nominations.
(a)Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.16, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Proxy Access Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 2.16 (such stockholder or group, including each member thereof to the extent context requires, the “Eligible

Stockholder”) and that expressly elects at the time of providing the notice required by this Section 2.16 (the “Notice of Proxy Access Nomination”) to have such nominee included in the corporation’s proxy materials pursuant to this Section 2.16. For purposes of this Section 2.16, the “Proxy Access Required Information” that the corporation will include in its proxy statement is (i) the information provided to the Secretary concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined below). The Proxy Access Required Information must be provided with the Notice of Proxy Access Nomination. Nothing in this Section 2.16 shall limit the corporation’s ability to solicit against any Stockholder Nominee or include in its proxy materials the corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the corporation pursuant to this Section 2.16.
(b)The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) or (ii) twenty-five percent (25%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.16 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty-five percent (25%) of such number of directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees included in the corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The maximum number of Stockholder Nominees provided for in this Section 2.16 for any annual meeting shall be reduced by the number of individuals (if any) who will be included in the corporation’s proxy statement as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in a connection with an acquisition of capital stock from the corporation by such stockholder or group of stockholders). For purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.16 has been reached, each of the following persons shall be counted as one of the Stockholder Nominees:
(i)any individual nominated by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 whose nomination is subsequently withdrawn; and
(ii)any individual nominated by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 whom the Board of Directors decides to nominate for election to the Board of Directors.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy materials. In the event that the number of

Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the maximum number of Stockholder Nominees provided for in this Section 2.16, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of capital stock of the corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(c)In order to make a nomination pursuant to this Section 2.16, an Eligible Stockholder must have continuously owned (as hereinafter defined) for at least three (3) years as of the date the Notice of Proxy Access Nomination is delivered to, or mailed and received by, the Secretary in accordance with this Section 2.16 (the “Minimum Holding Period”) a number of shares of capital stock of the corporation that represents at least three percent (3%) of the voting power of the shares of capital stock of the corporation entitled to vote in the election of directors (the “Required Shares”), and must continue to own the Required Shares through the date of the annual meeting. For purposes of this Section 2.16, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of capital stock of the corporation as to which the stockholder possesses both (A) the full voting and investment rights pertaining to the shares, and (B) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with the immediately preceding clauses (A) and (B) shall not include any shares:
(i)sold by such stockholder or any of its Affiliates in any transaction that has not been settled or closed;
(ii)borrowed by such stockholder or any of its Affiliates for any purposes or purchased by such stockholder or any of its Affiliates pursuant to an agreement to resell; or
(iii)subject to any contract of sale or Derivative Instrument or similar instrument or agreement entered into by such stockholder or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its Affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or Affiliate.

For purposes of this Section 2.16, a stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, and a person’s ownership of shares shall be deemed to continue during any period in which (1) the stockholder has loaned such shares, provided that the person has the power to recall such loaned shares on five (5) business days’ notice or (2) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. For purposes of this Section 2.16, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings, and whether outstanding shares of the stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof.

(d)Requirements for a Group.
(i)Whenever the Eligible Stockholder consists of a group of stockholders: (A) a group of funds under common management and investment control, a group of funds under common management and funded primarily by the same employer, and a “family of investment companies" or a "group of investment companies" (each as defined in the Investment Company Act of 1940, as amended) shall be treated as one stockholder; (B) each provision in this Section 2.16 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund that is a member of a group of funds treated as one stockholder) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition); (C) a breach of any obligation, agreement or representation under this Section 2.16 by any member of such group shall be deemed a breach by the Eligible Stockholder; and (D) the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the corporation and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.16 (including withdrawal of the nomination).
(ii)Whenever the Eligible Stockholder consists of a group of stockholders aggregating their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition: (A) such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such stockholder during the Minimum Holding Period; and (B) the Notice of Proxy Access Nomination must indicate, for each such stockholder, such lowest number of shares continuously owned by such stockholder during the Minimum Holding Period.
(iii)Any group of funds, family of investment companies or group of investment companies whose shares are aggregated for purposes of constituting an Eligible Stockholder must, within five (5) business days after the date of the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the corporation that demonstrates that the funds are, as applicable, under common management and investment control, under common management and funded primarily by the same employer; or a "family of investment companies" or a "group of investment companies" (each as defined in the Investment Company Act of 1940, as amended). No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting. For the avoidance of doubt, a stockholder may withdraw from a group of stockholders constituting an Eligible Stockholder at any time prior to the annual meeting and if, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, the nomination shall be disregarded as provided in clause (j)(i)(G) of this Section 2.16.
(e)Nominations by stockholders pursuant to this Section 2.16 must be made pursuant to timely notice to the Secretary in accordance with this Section 2.16. To be timely, a Notice of Proxy Access Nomination must be delivered to the Secretary at the principal executive offices of the corporation by registered mail or a nationally recognized private overnight courier service not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first made available to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, a Notice of Proxy Access Nomination to be timely must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or recess of an annual meeting, or a postponement, judicial stay or rescheduling of an annual meeting for which notice of the meeting has already been given to stockholders or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.16.
(f)To be in proper form for purposes of this Section 2.16, the Notice of Proxy Access Nomination must include or be accompanied by the following:
(i)to the extent not otherwise required by this Section 2.16, the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 2.13;
(ii)the written consent of each Stockholder Nominee to be named in the corporation’s proxy statement and form of proxy as a nominee and to serve as a director if elected, in form and substance reasonably satisfactory to the corporation;
(iii)in form and substance reasonably satisfactory to the corporation, one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to the Secretary, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date for determining the stockholders entitled to receive notice of the annual meeting, which statements must be provided within five (5) business days after the record date;

(iv)a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(v)a representation in form and substance reasonably satisfactory to the corporation that the Eligible Stockholder: (A) will continue to hold the Required Shares through the date of the annual meeting; (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent; (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 2.16; (D) has not engaged and will not engage in, and has not and will not be a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (E) has not distributed and will not distribute to any stockholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation; (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting; (G) will file with the SEC any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and (H) has provided and will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading;
(vi)an undertaking in form and substance reasonably satisfactory to the corporation that the Eligible Stockholder agrees to: (A) assume all liability stemming from any legal or regulatory violation arising out of communications with the stockholders of the corporation by the Eligible Stockholder, its Affiliates and Associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 2.16, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the corporation in connection with the inclusion of such Stockholder Nominee(s) in the corporation’s proxy materials; and (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.16; and
(vii)a written representation and agreement in form and substance reasonably satisfactory to the corporation from each Stockholder Nominee that such Stockholder Nominee: (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the corporation, will act or vote on any issue or question to be decided by the Board of Directors or that otherwise relates to the corporation or such Stockholder Nominee’s service on the Board of Directors that has not been disclosed to the corporation or (2) any such agreement, arrangement or understanding that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the corporation, with such Stockholder Nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than with the corporation, including any agreement to indemnify such Stockholder Nominee for obligations arising as a result of his or her service as a director of the corporation, in connection with such Stockholder Nominee’s nomination with respect to the corporation or service or action as a director of the corporation that has not been disclosed to the corporation; (C) will, if elected as a director of the corporation, comply with all applicable laws and stock exchange listing standards, the Certificate of Incorporation, these Bylaws and the corporation’s policies, guidelines and principles applicable to directors, including, without limitation, the corporation’s Corporate Governance Guidelines, Code of Conduct and confidentiality, stock ownership and trading policies and guidelines, and any other codes, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to directors (which other codes, policies and guidelines will be provided to such Stockholder Nominee within ten (10) days after the Secretary receives any written request therefor from such Stockholder Nominee), and all applicable fiduciary duties under state law; and (D) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the corporation’s directors.
(g)In addition to the information required pursuant to clause (f) of this Section 2.16 or any other provision of these Bylaws, the corporation also may require each Stockholder Nominee to furnish any other information:
(i)as may reasonably be required by the corporation to determine the eligibility of the Stockholder Nominee to serve as an independent director of the corporation in accordance with the corporation’s Corporate Governance Guidelines or the applicable listing requirements of any securities exchange on which the corporation’s capital stock is listed for trading;
(ii)that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of the Stockholder Nominee; or
(iii)that may reasonably be required to determine the eligibility of such Stockholder Nominee to serve as a director of the corporation.
(h)The Eligible Stockholder may, at its option, provide to the Secretary, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.16, the corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it in good faith believes would violate any applicable law or regulation.

(i)In the event that any information provided by an Eligible Stockholder or a Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the corporation relating to any such defect (including the right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.16). In addition, any person providing information pursuant to this Section 2.16 shall update such information, if necessary, so such information is true and correct in all material respects as of the record date for determining the stockholders entitled to receive notice of the annual meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation by registered mail or a nationally recognized private overnight courier service not later than the close of business ten (10) days after the record date for determining the stockholders entitled to receive notice of the annual meeting (in the case of the update required to be made as of the record date), and not later than the close of business eight (8) business days prior to the date of the meeting or any adjournment, postponement or rescheduling thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, postponed or rescheduled) (in the case of the update required to be made as of ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof).
(j)Other Reasons to Exclude Stockholder Nominee.
(i)Notwithstanding anything to the contrary contained in this Section 2.16, the corporation shall not be required to include, pursuant to this Section 2.16, a Stockholder Nominee in its proxy materials: (A)  if such Stockholder Nominee would not be an independent director under the corporation’s Corporate Governance Guidelines or the applicable listing requirements of any securities exchange on which the corporation’s capital stock is listed for trading, as determined by the Board of Directors or any committee thereof; (B) if such Stockholder Nominee’s election as a member of the Board of Directors would cause the corporation to be in violation of these Bylaws, the Certificate of Incorporation, the applicable listing requirements of any securities exchange on which the corporation’s capital stock is listed for trading, or any applicable state or federal law, rule or regulation; (C) if such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (D) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (E) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; (F) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee provides any facts, statements or other information to the corporation or its stockholders required or requested pursuant to this Section 2.16 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading; or (G) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder

Nominee otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 2.16.
(ii)Notwithstanding anything to the contrary contained in this Section 2.16, if either: (A) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its or their obligations, agreements or representations under this Section 2.16; or (B) the Stockholder Nominee otherwise becomes ineligible for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the corporation, in each case under this clause (B) as determined by the Board of Directors, any committee thereof or the chairman of the annual meeting, then: (1) the corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting; (2) the corporation shall not be required to include in its proxy materials for that annual meeting any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder; and (3) the Board of Directors or the chairman of the annual meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation and the named proxies will not vote any proxies received from stockholders with respect to such Stockholder Nominee. In addition, if the Eligible Stockholder (or a person that is (1) a duly authorized officer, manager or partner of such stockholder or (2) authorized by a writing executed by such stockholder (or a reliable reproduction or an electronic transmission of such a writing) delivered by such stockholder to the Secretary at the principal executive offices of the corporation prior to the making of any nomination at a meeting of stockholders stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders, which writing (or a reliable reproduction or an electronic transmission of such a writing) must be produced at least twenty-four (24) hours prior to the meeting of stockholders) does not appear at the annual meeting to present any nomination pursuant to this Section 2.16, such nomination shall be disregarded as provided in the immediately preceding clause (3).
(k)This Section 2.16 shall be the exclusive method for stockholders to include nominees for director in the corporation’s proxy materials, except to the extent required by Rule 14a-19 promulgated under the Exchange Act.
Article III - BOARD OF DIRECTORS
Section 3.1.General Powers.  The business and affairs of the corporation shall be managed by the Board of Directors. Subject to the restrictions imposed by law, the Certificate of Incorporation or these Bylaws, the Board of Directors may exercise all the powers of the corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the stockholders.

Section 3.2.Number.
(a)At each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier disqualification, death, resignation or removal.
(b)The number of directors shall be fixed from time to time by resolution of the Board of Directors. In case of any increase in the number of directors in advance of an annual meeting of stockholders, each additional director shall be elected by the directors then in office, although less than a quorum, to hold office until the next annual meeting of stockholders at which directors are elected. No decrease in the number of directors shall shorten the term of any incumbent director.
Section 3.3.Lead Independent Director.  If the Chairman of the Board is not an independent director, the Board of Directors shall include a Lead Independent Director. After receiving a recommendation from a Nominating Committee appointed by the Board of Directors, the independent directors of the Board shall annually elect one of the independent directors to serve as the Lead Independent Director and shall fill any vacancy in the position of Lead Independent Director, when applicable. In addition to his or her responsibilities as a director, the Lead Independent Director shall: (a) call and chair meetings of independent directors, and set agendas for such meetings; (b) liaise between the independent directors and the Chairman of the Board and communicate with the Chairman of the Board after each meeting of independent directors to provide feedback and effectuate the decisions and recommendations of the independent directors; (c) chair all board meetings where the Chairman of the Board is not present; (d) review, advise on and approve board meeting agendas and meeting schedules; (e) consult and directly communicate with stockholders, when appropriate; (f) in consultation with a Nominating Committee appointed by the Board of Directors, participate in the annual performance evaluation of individual members of the Board of Directors and the Chief Executive Officer; and (g) carry out such other duties as are requested by the Board of Directors or any of its committees from time to time.
Section 3.4.Resignation.  Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.
Section 3.5.Vacancies.  In case of any vacancy in the Board of Directors through death, resignation, retirement, disqualification or other cause, the remaining directors exclusively, by vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term, and until the election of his or her successor.
Section 3.6.Nominations for Directors.  Nominations for election to the Board of Directors of the corporation at a meeting of the stockholders may be made by the Board of Directors, or on behalf of the Board of Directors by a Nominating Committee appointed by the Board of Directors, or by any stockholder who complies with the provisions of Section 2.13.

Section 3.7.Place of Meetings.  The directors may hold their meetings and may have an office and keep the books of the corporation, except as otherwise provided by statute, in such place or places within or without the State of Delaware, including by means of remote communication, as the Board of Directors may from time to time determine or as shall be specified in the notice of such meeting or duly executed waiver of notice of such meeting.
Section 3.8.Annual Meetings of Board.  The annual meeting of the Board of Directors shall be held following the annual meeting of the stockholders and shall be a meeting of the directors elected at such meeting of stockholders plus all continuing directors. No notice shall be required.
Section 3.9.Regular Meetings of Board.  Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors.  Notice of such regular meetings shall not be required.
Section 3.10.Special Meetings of the Board.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Lead Independent Director, the President, or a majority of the Board of Directors. At least 24 hours written notice, by mail or by other form of written or electronic communication, or oral notice of each special meeting of the Board of Directors shall be given to each director. Notice of any such meeting need not be given to any party entitled to notice who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.  Such notice shall state the place, day and time of the meeting and the purpose or purposes for which the meeting is called.
Section 3.11.Telephone Meetings.  Directors may attend any meeting of the Board of Directors or any committee thereof by conference telephone, radio, television, or similar means of remote communication by which all persons participating in the meeting can hear each other, and all members so attending shall be deemed present at the meeting for all purposes including the determination of whether a quorum is present.
Section 3.12.Quorum.  A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there is less than a quorum present, the majority of those present or any director solely present may adjourn the meeting from time to time without further notice until a quorum is present. At any such adjourned meeting, a quorum being present, any business may be transacted which might have been transacted at the original meeting. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, all actions of the Board of Directors shall be decided by vote of a majority of the directors present at a meeting at which a quorum is in attendance.
Section 3.13.Procedure.  At meetings of the Board of Directors, business shall be transacted in such order as from time to time the Board may determine.  The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the Lead Independent Director, if one has been elected, and, if not or if the Lead Independent Director is absent or otherwise unable to act, the President, if he or she is a director, shall preside at all meetings of the Board of Directors.  In the absence or inability to act of any such officer, a chairman shall be chosen by the Board of Directors from among the directors present.  The Secretary shall act as the secretary of each meeting of the Board of Directors unless the Board of Directors appoints another person to act as secretary of the meeting.  The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the corporation.

Section 3.14.Presumption of Assent.  A director of the corporation who is present at the meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who votes in favor of such action.
Section 3.15.Compensation.  Directors, who are not officers of the corporation, shall receive such compensation as shall be fixed by resolution of the Board of Directors for their services as directors and as members of committees. Officers of the corporation shall not receive any compensation for serving on the Board of Directors or any of its committees. All directors are entitled to reimbursement for fees and expenses incurred for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
Section 3.16.Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a vote of the Board of Directors or committee members, as the case may be, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Delaware or in any certificate delivered to any person. The written consent of a director or committee member may be made electronically, where such consent is submitted via electronic mail, text or other secured platform for electronic communications, along with information from which it can be reasonably determined that the transmission was authorized by such member.
Section 3.17.Retirement.  A director reaching 75 years of age shall not be nominated for a term on the Board of Directors that commences on or after the date of the annual meeting of stockholders following his or her 75th birthday.
Section 3.18.Resignation Policy.  Any nominee for director who is an incumbent director and receives a greater number of “against” votes than “for” votes in an Uncontested Election shall tender to the Board of Directors his or her resignation as a director promptly following the certification of the election results.  A Nominating Committee appointed by the Board of Directors will consider any resignation tendered under this policy and recommend to the Board of Directors whether to accept or reject it, and the Board of Directors will act on such resignation, taking into account such Nominating Committee’s recommendation, within ninety (90) days following the certification of the election results.  The Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may consider any information it deems appropriate including without limitation any reasons given by stockholders for their votes, the qualifications of the director and his or her contributions to the Board of Directors and the corporation.  The director who failed to be elected as such by a majority of votes cast shall not vote with respect to the recommendation of the Nominating Committee or the decision of the Board of Directors with respect to whether or not to accept his or her resignation.  The Board of Directors will promptly disclose its decision to accept or reject such a resignation and, if rejected, the reasons for doing so.

Article IV- COMMITTEES
Section 4.1.Designation; Powers.  The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate one or more committees.  Each committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the corporation as may be provided in such resolution and as permitted by applicable law.
Section 4.2.Number; Qualification; Term.  Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire Board of Directors.  The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board of Directors.  Each committee member shall serve as such until the earliest of (i) the expiration of his or her term as director, (ii) his or her resignation as a committee member or as a director, or (iii) his or her removal as a committee member or as a director.
Section 4.3.Committee Changes.  The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.
Section 4.4.Alternate Members of Committees.  The Board of Directors may designate one or more directors as alternate members of any committee.  Any such alternate member may replace any absent or disqualified member at any meeting of the committee.  If no alternate committee members have been so appointed to a committee or each such alternate committee member is absent or disqualified, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
Section 4.5.Regular Meetings.  Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by resolution by the committee and communicated to all members thereof.
Section 4.6.Special Meetings.  Special meetings of any committee may be held whenever called by the chairman of such committee who shall cause notice of such special meeting, including therein the day, time and place of such special meeting, to be given to each committee member at least 24 hours before such special meeting.
Section 4.7.Quorum; Majority Vote.  At meetings of any committee, a majority of the number of members designated by the Board of Directors shall constitute a quorum for the transaction of business.  If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.  The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, or these Bylaws.

Section 4.8.Minutes.  Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors.  The minutes of the proceedings of each committee shall be delivered to the Secretary for placement in the minute books of the corporation.
Section 4.9.Compensation.  Committee members may, by resolution of the Board of Directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.
Article V- OFFICERS
Section 5.1.Officers.  The officers of the corporation shall consist of at least a President and a Secretary, and shall be elected by the Board of Directors. In addition, the Board of Directors may elect a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, one or more Senior Vice Presidents, one or more Vice Presidents and such Assistant Secretaries and Assistant Treasurers as it may deem proper. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified, until his or her death, until he or she shall resign or shall have been removed in the manner hereinafter provided, and, in the case of the Chairman of the Board, until he or she shall cease to be a director.  Except for the Chairman of the Board, none of the officers of the corporation need be directors. The officers shall be elected at such times as the Board of Directors shall determine. More than two offices may be held by the same person.
Section 5.2.Removal and Resignation.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors at any time, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer or agent shall not of itself create contract rights.  Any officer may resign at any time by giving written notice to the corporation; provided, however, that written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary shall be deemed to constitute notice to the corporation.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 5.3.Vacancies.  Any vacancy occurring in any office of the corporation (by death, resignation, removal, or otherwise) may be filled by the Board of Directors.
Section 5.4.Authority.  Officers shall have such authority and perform such duties in the management of the corporation as are provided in these Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.

Section 5.5.Compensation.  The compensation, if any, of officers and agents shall be fixed from time to time by the Board of Directors; provided, however, that the Board of Directors may delegate to a committee of the Board, the Chairman of the Board or the President the power to determine the compensation of any officer or agent (other than the officer to whom such power is delegated).

Section 5.6.Chairman.  The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors. The Chairman of the Board shall also preside at all meetings of the stockholders and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.
Section 5.7.President.  The President shall have general powers of oversight, supervision and management of the business and affairs of the corporation, and see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have the power to appoint and remove subordinate officers, agents and employees, including Assistant Secretaries and Assistant Treasurers, except that the President may not remove those elected or appointed by the Board of Directors.

In the event another executive officer has been designated Chief Executive Officer of the corporation by the Board of Directors, then (i) such other executive officer shall have all of the powers granted by these Bylaws to the President and such other responsibilities, duties and powers as may from time to time be designated by the Board of Directors; and (ii) the President shall, subject to the powers of supervision and control thereby conferred upon the Chief Executive Officer, be the chief operating officer of the corporation and shall have all necessary powers to discharge such responsibility including general supervision of the affairs of the corporation and general and active control of all of its business.

The President or, if applicable, the Chief Executive Officer, shall perform all the duties and have all the powers of the Chairman of the Board in the absence, inability to act or refusal to act, of the Chairman of the Board.  As between the corporation and third parties, any action taken by the President in the performance of the duties of the Chairman of the Board shall be conclusive evidence that there is no Chairman of the Board or that the Chairman of the Board is absent or unable or refuses to act.

Section 5.8.Chief Financial Officer.  The Chief Financial Officer shall, subject to the power of the Chief Executive Officer and President, have general and active control of all of the financial matters of the corporation and shall have all necessary powers to discharge such responsibility, and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, or the Chairman of the Board may prescribe.

He or she shall be authorized to execute bonds, mortgages, and other contracts on behalf of the corporation, except where required or permitted by law or these Bylaws to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

Section 5.9.Vice President.  Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors, the Chairman of

the Board, or the President, and (in order of their seniority as determined by the Board of Directors, or in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President during that officer’s absence, inability to act or refusal to act.

As between the corporation and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability or refusal to act of the President at the time such action was taken.

Section 5.10.Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He or she shall deposit all monies and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the President, taking proper vouchers for such disbursements.
Section 5.11.Secretary.  The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer and President, or by the directors upon whose requisition the meeting is called as provided in these Bylaws.

He shall record, or cause to be recorded, all the proceedings of the meetings of the corporation and of directors in a book to be kept for that purpose. He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed, it shall be attested by his or her signature or by the signature of any Assistant Secretary.

Section 5.12.Assistant Treasurers and Assistant Secretaries.  Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors, the Chairman of the Board, or the President.  The Assistant Treasurers (in the order of their seniority as determined by the Board of Directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act, but such delegation shall not relieve the Treasurer from his or her responsibilities and liabilities of office. The Assistant Secretaries (in the order of their seniority as determined by the Board of Directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.
Article VI- SHARES AND STOCKHOLDERS
Section 6.1.Certificates Representing Shares.  The shares of stock of the corporation may be issued in book-entry form or evidenced by certificates. However, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of, the corporation by the Chairman of the Board, President or a Vice President and the Treasurer, Secretary, Assistant Treasurer or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any and all signatures on a certificate for shares of stock of the corporation may be facsimiles, engraved or printed and may be sealed with the seal of the corporation (which seal may be a facsimile, engraved or printed). If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Certificates for shares of stock of the corporation shall be consecutively numbered and shall be entered in the books of the corporation as they are issued and shall exhibit the holder’s name and the number of shares. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of any certificate which the corporation shall issue to represent such class or series of stock provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of any certificate which the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights.

Section 6.2.Transfer of Shares.  Subject to valid transfer restrictions, by agreement or otherwise, and to stop-transfer orders directed in good faith by the corporation to any transfer agent to prevent possible violations of federal or state securities laws, rules, or regulations, or for any other lawful purpose, shares of stock of the corporation shall be transferable only on the books of the corporation by the holders in person or by their duly authorized attorneys or legal representatives on surrender of the certificates therefore properly endorsed and by registered owners of uncertificated shares. Subject to the restrictions and provisions of the immediately preceding sentence, upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and upon payment of all taxes as may be imposed by law, the corporation or its transfer agent shall issue a new certificate (or provide for book-entry form for such shares) to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.
Section 6.3.Fixing Record Date.
(a)In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment or postponement thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the date on which notice is given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned or postponed meeting.
(b)In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to receive any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.4.Registered Stockholders.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of any share or shares to receive dividends, and to vote as such owner, and for all other purposes as such owner; and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 6.5.Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and give the corporation a bond with a surety or sureties satisfactory to the corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 6.6.Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Bylaws, concerning the issuance, transfer and registration of certificated or uncertificated shares of stock of the corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.
Article VII- MISCELLANEOUS PROVISIONS
Section 7.1.Method of Notice.  Whenever by statute, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any committee member, director, or stockholder and no provision is made as to how such notice shall be given, personal notice shall not be required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to such committee member, director or stockholder at his or her address as it appears on the books or (in the case of a stockholder) the stock transfer records of the corporation, or (b) by any other method permitted by law (including but not limited to electronic communication, overnight courier service or telefax).  Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid.

Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given at the time delivered to such service with all charges prepaid and addressed as aforesaid.  Any notice required or permitted to be given by telegram, telex or telefax shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.

Section 7.2.Waiver of Notice.  Whenever any notice is required to be given to any stockholder, director or committee member of the corporation by statute, the Certificate of Incorporation, or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.  Attendance of a stockholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.
Section 7.3.Dividends.  Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem advisable. Before declaring any dividends there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the corporation.
Section 7.4.Seal.  The corporate seal shall be circular in form and shall contain the name of the corporation, the year of its creation, and the words “CORPORATE SEAL DELAWARE.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
Section 7.5.Fiscal Year.  The fiscal year of the corporation shall be determined by resolution of the Board of Directors.
Section 7.6.Securities of Other Corporations.  With the prior approval of a majority of the corporation’s Board of Directors, the Chairman of the Board, the President, or any Vice President, the corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the corporation and to make, execute, and deliver any waiver, proxy or consent with respect to any such securities.

Section 7.7.Invalid Provisions.  If any part of these Bylaws shall be held invalid or inoperative for any reason, the remaining parts, so far as it is possible and reasonable, shall remain valid and operative.
Section 7.8.Mortgages, etc.  With respect to any deed, deed of trust, mortgage or other instrument executed by the corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation against the corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.
Section 7.9.Headings.  The headings used in these Bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.
Section 7.10.References.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender should include each other gender where appropriate.
Article VIII- INDEMNIFICATION
Section 8.1.Indemnification.
(a)The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(b)The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)To the extent that a present or former director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
(d)Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents shall be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
(f)The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g)The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.
(h)For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(i)For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.
(j)The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)A director’s or officer’s right to indemnification and advancement of expenses vests at the time such person becomes a director or officer of the corporation or begins serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(l)Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the corporation with respect to any claim arising from or related to the services of such director or officer prior to any such repeal or amendment of this Article VIII.
Article IX- AMENDMENTS

These Bylaws may be altered, amended or repealed or new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting of the stockholders if notice thereof is contained in the notice of such special meeting, by the affirmative vote of a majority of the shares of stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of the Board of Directors at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice thereof is contained in the notice of such special meeting.

Article X- FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum (which consent may be given at any time, including during pendency of litigation), the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.